Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Reports 2Q11 Earnings per Share Jumps to $0.31 from $0.12 in 2Q10

NOVATO, CA – August 8, 2011 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported year-over- year second quarter net income grew 83% and net earnings applicable to common shareholders increased 140%. Net income increased to $3.5 million in the second quarter of 2011, up from $1.9 million in the second quarter a year ago. After payment of preferred dividends, net income available to common shareholders was $2.7 million or $0.31 per diluted common share, up from $1.1 million or $0.12 per diluted share in the second quarter a year ago.

For the first six months of 2011, net income grew 72% to $8.5 million from $5.0 million in the first half of 2010. Net income attributable to common shareholders more than doubled to $7.0 million, or $0.78 per diluted share, from $3.4 million, or $0.37 per diluted share, in the first half of 2010.

Second Quarter 2011 Highlights (at or for the periods ended June 30, 2011, compared to March 31, 2011, and June 30, 2010)

•	The lease portfolio increased 4% year-over-year to $1.0 billion, with three engines purchased and one engine sold and one engine consigned for part-out during the second quarter.

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Average utilization for the quarter was 83%, compared to 89% in the preceding quarter and 84% in the second quarter of 2010. Utilization was 83% at the end of the second quarter in each of 2011 and 2010.

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Lease rent revenues increased to $25.7 million in the second quarter compared to $25.3 million a year ago. Year to date lease rents grew 3% to $53.0 million from $51.3 million in the first half of 2010.

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Maintenance reserve revenues contributed $10.1 million to total second quarter revenues, compared to $8.2 million in the preceding quarter and $7.2 million in the year ago quarter. Year to date, maintenance reserve revenues grew 31% to $18.4 million from $14.0 million in the first half of 2010.

•	Gains on sale of leased equipment contributed $2.5 million to second quarter revenues and $7.6 million to first half revenues.

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Total second quarter net finance costs decreased $1.6 million or 15% compared to the year ago quarter, reflecting the maturity of higher cost interest rate swaps over the past year and continuing low interest rates.

•	Liquidity available from the revolving credit facility was $90.0 million at quarter end, up from $86.5 million a year ago.

•	Book value per common share was $22.24 compared to $20.04 a year ago.

“The highlight of the second quarter was the launch of our new joint venture, Willis Mitsui & Co Engine Support Ltd., established with our partner Mitsui & Co., Ltd. of Tokyo,” said Charles F. Willis, Chairman and CEO. “This joint venture brings together complementary skills, relationships and financial strength that will benefit both companies. It also allows us to leverage our resources and infrastructure and adds a further competitive advantage by giving us access to low cost funding.” The joint venture will specialize in acquiring and leasing V2500 and CF34-10 engines that power the popular A320 and Embraer 190/195 families of aircraft.

“We have recently embarked on several other important initiatives,” continued Willis. “First, Donald Nunemaker has been appointed President of the Company. He will work closely with me to lead the management team to capitalize on the many opportunities that exist today as well as in the future. Second, our finance team is actively working with our bankers around the world pursuing multiple paths to enhance the growth capital resources available to us. Third, we recently established Willis Aviation Finance Ireland Ltd. in Dublin. We have hired our first employees and expect to establish expanded operations in Ireland later this year. Through the planned growth of our engine portfolio in Ireland, we expect to benefit from Ireland’s attractive income tax regime. These initiatives and others will help lay the groundwork for our development over the next 3-5 years.”

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WLFC Reports 2Q11 EPS of $0.31

August 8, 2011

“While demand for leased engines remains healthy, particularly for older engine types, the oversupply in the market of certain newer engine types continues to put pressure on lease rents and utilization,” said Donald A. Nunemaker, President. “With a highly diversified portfolio of engines, we are able to capitalize on those engine types where there is the most demand, but utilization is unlikely to return to the target of 90% until the demand improves for newer engine models. In the near term we don’t expect to see significant change in the market dynamics that impact utilization and pricing. We continue to keep our eye on the price of fuel. If the price of Brent Crude oil remains around $120 per barrel, or moves higher, it’s likely to cause many airlines to return to their cash conservation mode. This is generally a good development for engine lessors who can lease-in engines so airlines can defer certain large expenditures like expensive engine overhauls costing millions of dollars.”

“Over the past year, we have allowed interest rate swaps with a notional value of $150.0 million to mature without replacing these hedges,” said Brad Forsyth, Chief Financial Officer. “With 54% of our floating rate debt currently hedged, we believe we have optimized the protection hedges offer and are able to enjoy the benefits of continuing low interest rates.”

“Some of the engines sold in the quarter were financed through the Willis Engine Securitization Trust (WEST), which is a flexible financing vehicle Willis Lease created and introduced in 2005,” Forsyth continued. “Due to the timing of the sales of these engines and the receipt of the sales proceeds late in the second quarter, restricted cash was unusually high at $106.7 million at quarter end. The restricted cash balance has dropped below $90 million in July which is more in line with historic levels, with the amounts freed up to pay down our revolving credit facility.”

The blended federal and state effective tax rate for the first six months of 2011 was 39.1% compared to 36.0% a year ago.

Balance Sheet

At June 30, 2011, Willis Lease had 186 commercial aircraft engines, 3 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.0 billion, compared to 172 commercial aircraft engines, 4 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $971.0 million a year ago. The Company’s funded debt-to-equity ratio was 3.39 to 1 at June 30, 2011, compared to 3.24 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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WLFC Reports 2Q11 EPS of $0.31

August 8, 2011

Consolidated Statements of Income

(In thousands, except per share data, unaudited)	Three Months Ended June 30, 2011%			Six Months Ended June 30, 2011%
	2011	2010	Change	2011	2010	Change
REVENUE
Lease rent revenue	$25,655	$25,280	1.5%	$52,961	$51,332	3.2%
Maintenance reserve revenue	10,131	7,218	40.4%	18,357	13,982	31.3%
Gain on sale of leased equipment	2,534	89	2747.2%	7,594	2,309	228.9%
Other income	372	191	94.8%	592	854	(30.7)%

Total revenue	38,692	32,778	18.0%	79,504	68,477	16.1%

EXPENSES
Depreciation expense	13,071	11,314	15.5%	26,260	23,057	13.9%
General and administrative	9,213	5,750	60.2%	17,424	13,052	33.5%
Technical expense	2,160	2,712	(20.4)%	4,467	4,349	2.7%
Net finance costs
Interest expense	8,788	10,409	(15.6)%	18,032	20,906	(13.7)%
Interest income	(42)	(68)	(38.2)%	(85)	(96)	(11.5)%

Total net finance costs	8,746	10,341	(15.4)%	17,947	20,810	(13.8)%

Total expenses	33,190	30,117	10.2%	66,098	61,268	7.9%

Earnings from operations	5,502	2,661	106.8%	13,406	7,209	86.0%

Earnings from joint ventures	320	273	17.2%	626	535	17.0%

Income before income taxes	5,822	2,934	98.4%	14,032	7,744	81.2%
Income tax expense	2,340	1,027	127.8%	5,487	2,787	96.9%

Net income	$3,482	$1,907	82.6%	$8,545	$4,957	72.4%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	1,564	1,564	0.0%

Net income attributable to common shareholders	$2,700	$1,125	140.0%	$6,981	$3,393	105.7%

Basic earnings per common share	$0.32	$0.13		$0.83	$0.39

Diluted earnings per common share	$0.31	$0.12		$0.78	$0.37

Average common shares outstanding	8,322	8,729		8,436	8,695
Diluted average common shares outstanding	8,796	9,255		8,929	9,295

WLFC Reports 2Q11 EPS of $0.31

August 8, 2011

Consolidated Balance Sheets

(In thousands, except share data, unaudited)
	June 30, 2011	Dec 31, 2010	June 30, 2010
ASSETS
Cash and cash equivalents	$8,252	$2,225	$1,685
Restricted cash	106,714	77,013	70,389
Equipment held for operating lease, less accumulated depreciation	1,013,045	998,001	970,984
Equipment held for sale	6,987	7,418	11,076
Operating lease related receivable, net of allowances	7,736	8,872	6,739
Notes receivable, net of allowances	643	747	1,081
Investments	17,637	9,381	10,752
Property, equipment & furnishings, less accumulated depreciation	7,190	6,971	7,257
Equipment purchase deposits	3,376	2,769	2,082
Other assets	19,062	12,565	13,148

Total assets	$1,190,642	$1,125,962	$1,095,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$17,854	$18,099	$11,276
Liabilities under derivative instruments	13,722	14,274	16,385
Deferred income taxes	81,077	75,645	69,156
Notes payable	713,900	731,632	716,754
Other debt	69,745	—	—
Maintenance reserves	54,489	50,442	51,721
Security deposits	5,868	5,726	5,914
Unearned lease revenue	2,893	3,174	3,025

Total liabilities	959,548	898,992	874,231

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	90	92	94
Paid-in capital in excess of par	56,611	60,108	61,861
Retained earnings	152,305	145,324	139,795
Accumulated other comprehensive loss, net of tax	(9,827)	(10,469)	(12,703)

Total shareholders’ equity	231,094	226,970	220,962

Total liabilities and shareholders’ equity	$1,190,642	$1,125,962	$1,095,193

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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Note: Transmitted on GlobeNewswire on August 8, 2011 at 5:30 a.m. PDT.